EXHIBIT 1

AGREEMENT

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Date: April 25, 2017

MARITAL TRUST UNDER ARTICLE 7TH OF THE WILL OF G. MOFFETT COCHRAN

By:	/s/ Hamilton Evans James
Hamilton Evans James
Trustee

NONMARITAL TRUST UNDER ARTICLE 8TH OF THE WILL OF G. MOFFETT COCHRAN

By:	/s/ Hamilton Evans James
Hamilton Evans James
Trustee

/s/ H.C. Stuart Cochran
H.C. STUART COCHRAN

/s/ Leo Price Blackford
LEO PRICE BLACKFORD

/s/ Hamilton Evans James
HAMILTON EVANS JAMES